Exhibit 99.1

FOR IMMEDIATE RELEASE

China Valves Technology, Inc.
Gang Wei, CFO
Tel: +86-371-8601-8777
E-mail: ir@cvalve.com
http://www.cvalve.com

CCG Investor Relations
Linda Salo, Account Manager
Tel: +1 646-922-0894
E-mail: linda.salo@ccgir.com

Crocker Coulson, President
Tel: +1 646-213-1915
E-mail: crocker.coulson@ccgir.com
http://www.ccgirasia.com

China Valves Engages BDO China Shu Lun Pan CPAs LLP as New Independent Auditor

ZHENGZHOU, CHINA, November 3, 2011 – China Valves Technology, Inc. (NASDAQ: CVVT) ("China Valves” or the “Company"), a leading Chinese metal valve manufacturer, today announced that it has engaged BDO China Shu Lun Pan CPAs LLP (“BDO China”), the Shanghai-based member firm of the BDO International network, as its new independent auditor, replacing Frazer Frost LLP. The change is effective as of October 29, 2011. Frazer Frost LLP will audit the financial statements for the nine-month transition period ended September 30, 2011, and BDO China will take over starting from the quarter ended December 31, 2011. The Company operates on a fiscal year ending September 30.

''We look forward to working with our new independent auditor BDO China for our future audits,'' said Mr. Jianbao Wang, Chief Executive Officer of China Valves. “Changing to a larger accounting firm is an important milestone for us as it signifies a long-term commitment to being a public company and to our shareholders. Meanwhile, we want to thank Frazer Frost LLP for the professional services provided to us for the past three and a half years.”

About China Valves Technology, Inc.

China Valves Technology, Inc. through its subsidiaries, Zhengzhou City ZD Valve Co, Ltd., Henan Kaifeng High Pressure Valve Co., Ltd., Taizhou Taide Valve Co., Ltd., Yangzhou Rock Valve Lock Technology Co., Ltd., China Valve Technology (Changsha) Valve Co., Ltd. and Shanghai Pudong Hanwei Valve Co., Ltd., is engaged in the development, manufacture and sale of high-quality metal valves for the electricity, petroleum, chemical, water, gas and metallurgy industries. The Company has one of the best known brand names in China's valve industry, and its history can be traced back to 1959 when it was formed as a state-owned enterprise. The Company develops valve products through extensive research and development and owns numerous patents. It enjoys a large domestic market share and also exports to Asia and Europe. For more information, visit http://www.cvalve.com

Safe Harbor Statement

Any statements set forth above that are not historical facts are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Such factors include, but are not limited to, the Company's ability to develop and market new products, the ability to access capital for expansion, the ability to acquire other companies, changes from anticipated levels of sales, changes in national or regional economic and competitive conditions, changes in relationships with customers, changes in principal product profits and other factors detailed from time to time in the Company's filings with the United States Securities and Exchange Commission. The Company undertakes no obligation to update or revise to the public any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law. This news release was developed by China Valves, and is intended solely for informational purposes and is not to be construed as an offer or solicitation of an offer to buy or sell the Company's stock. This news release is based upon information available to the public, as well as other information from sources that management believes to be reliable, but it is not guaranteed by China Valves to be accurate, nor does China Valves purport it to be complete. Opinions expressed herein are those of management as of the date of publication and are subject to change without notice.

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